Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

JAKKS Pacific, Inc.

Santa Monica, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 16, 2017, relating to the consolidated financial statements, the effectiveness of JAKKS Pacific, Inc.’s (“the Company”) internal control over financial reporting, and schedule of JAKKS Pacific, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Los Angeles, California

December 7, 2017